EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)


                                                                   For the Quarter Ended   For the Quarter Ended
                                                                      March 31, 2003          March 31, 2002
                                                                   --------------------    --------------------
Net income ......................................................         $127.0                  $(4,619.7)
Provision for income taxes ......................................           81.2                       48.7
                                                                          ------                  ---------
Earnings before provision for income taxes ......................          208.2                   (4,571.0)
                                                                          ------                  ---------
Fixed charges:
  Interest and debt expense on indebtedness .....................          346.7                      348.3
  Minority interest in subsidiary trust holding solely
     debentures of the Company ..................................            4.4                        4.4
  Interest factor-one third of rentals on real and personal
     properties .................................................            3.9                        3.7
                                                                          ------                  ---------
Total fixed charges .............................................          355.0                      356.4
                                                                          ------                  ---------
Total earnings before provision for income taxes and fixed
   charges ......................................................         $563.2                  $(4,214.6)
                                                                          ======                  =========
Ratios of earnings to fixed charges .............................          1.59x                       (1)
                                                                          ======

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(1)   Earnings were  insufficient to cover fixed charges by $4,571.0  million in the three months ended March 31, 2002. Earnings for the three months ended March 31, 2002 included a goodwill impairment charge of $4,512.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."